Exhibit 97.1

FIRST COMMUNITY BANKSHARES, INC.

COMPENSATION RECOUPMENT POLICY

PURPOSE

The purpose of this First Community Bankshares, Inc. (the “Company”) Compensation Recoupment Policy (this “Policy”) is to enable the Company to recover Erroneously Awarded Compensation from Covered Executive Officers in the event that the Company is required to prepare an Accounting Restatement.

GENERAL OBJECTIVES

This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Listing Rule 5608 of the corporate governance rules of The Nasdaq Stock Market (“Nasdaq”) (the “Listing Standards”).

POLICY ELEMENTS

Board Responsibilities & Administration

This Policy shall be administered by the Compensation and Retirement Committee of the Board (the “CRC”) which, for purposes of this Policy, shall also be referred to herein as the “Administrator.” The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in each case, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. All determinations and decisions made by the Administrator pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its shareholders and Covered Executive Officer.

Definitions

Unless otherwise defined in this Policy, capitalized terms shall have the meaning set forth below.

ACCOUNTING RESTATEMENT

Accounting Restatement means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

First Community Bankshares, Inc.

Compensation Recoupment Policy

ACCOUNTING RESTATEMENT DATE

Accounting Restatement Date means the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if the Board’s action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

APPLICABLE PERIOD

Applicable Period means, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the Accounting Restatement Date, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).

BOARD

Board means the board of directors of the Company.

CODE

Code means the U.S. Internal Revenue Code of 1986, as amended.

COVERED EXECUTIVE OFFICER

Covered Executive Officer means an individual who is currently or previously served as the Company’s principal executive officer, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), vice president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), an officer who performs (or performed) a policy-making function, or any other person who performs (or performed) similar policy-making functions for the Company or is otherwise determined to be an executive officer of the Company pursuant to Item 401(b) of Regulation S-K. An executive officer of the Company’s parent or subsidiary is deemed a “Covered Executive Officer” if the executive officer performs (or performed) such policy-making functions for the Company. An individual who participates in the Company’s Executive Incentive Compensation Plan shall also be deemed a “Covered Executive Officer”.

ERRONEOUSLY AWARDED COMPENSATION

Erroneously Awarded Compensation means, in the event of an Accounting Restatement, the amount of Incentive-Based Compensation previously Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts in such Accounting Restatement, and must be computed without regard to any taxes paid by the relevant Covered Executive Officer; provided, however, that for Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to NASDAQ.

First Community Bankshares, Inc.

Compensation Recoupment Policy

FINANCIAL REPORTING MEASURE

Financial Reporting Measure means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure that is derived wholly or in part from such measure. A Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to qualify as a “Financial Reporting Measure.”

INCENTIVE-BASED COMPENSATION

Incentive-Based Compensation means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

RECEIVED

Received means, for purposes of determining when Incentive Compensation is received under this Policy, the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

Application of this Policy

This Policy applies to all Incentive-Based Compensation Received by a person: (a) after beginning service as a Covered Executive Officer; (b) who served as a Covered Executive Officer at any time during the performance period for such Incentive-Based Compensation; (c) while the Company had a listed class of securities on a national securities exchange; and (d) during the Applicable Period. For the avoidance of doubt, Incentive-Based Compensation that is subject to both a Financial Reporting Measure vesting condition and a service-based vesting condition shall be considered Received when the relevant Financial Reporting Measure is achieved, even if the Incentive-Based Compensation continues to be subject to the service-based vesting condition.

First Community Bankshares, Inc.

Compensation Recoupment Policy

Recovery Erroneously Awarded Compensation

In the event of an Accounting Restatement, the Company must recover Erroneously Awarded Compensation reasonably promptly, in amounts determined pursuant to this Policy. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on the filing of restated financial statements. Recovery under this Policy with respect to a Covered Executive Officer shall not require the finding of any misconduct by such Covered Executive Officer or such Covered Executive Officer being found responsible for the accounting error leading to an Accounting Restatement. In the event of an Accounting Restatement, the method for recouping Erroneously Awarded Compensation shall be determined by the Administrator in its sole and absolute discretion, to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code, and the regulations promulgated thereunder. Recovery may include, without limitation, (i) reimbursement of all or a portion of any incentive compensation award, (ii) cancellation of incentive compensation awards, whether vested or unvested or paid or unpaid, (iii) forfeiture of deferred compensation, subject to compliance with Section 409A of the Code and the regulations promulgated thereunder, and (iv) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive. The Company is authorized and directed pursuant to this Policy to recover Erroneously Awarded Compensation in compliance with this Policy unless the Administrator has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

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The direct expenses paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before reaching such conclusion, the Administrator must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to NASDAQ; or

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Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Prohibition on Indemnification and Insurance Reimbursement

The Company is prohibited from indemnifying any Covered Executive Officer against the loss of any Erroneously Awarded Compensation. Further, the Company is prohibited from paying or reimbursing a Covered Executive Officer for the cost of purchasing insurance to cover any such loss. The Company is also prohibited from entering into any agreement or arrangement whereby this Policy would not apply or fail to be enforced against a Covered Executive Officer.

Required Policy-Related Disclosure and Filings

The Company shall file all disclosures with respect to this Policy in accordance with the requirements of federal securities laws, including disclosures required by U.S. Securities and Exchange Commission filings. A copy of this Policy and any amendments hereto shall be posted on the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

Acknowledgement

Each Covered Executive Officer shall sign and return to the Company within thirty (30) calendar days following the later of (i) the effective date of this Policy set forth below or (ii) the date such individual becomes a Covered Executive Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

First Community Bankshares, Inc.

Compensation Recoupment Policy

Amendment; Termination

The Board may amend this Policy from time to time in its sole and absolute discretion and shall amend this Policy as it deems necessary to reflect the Listing Standards or to comply with (or maintain an exemption from the application of) Section 409A of the Code. The Board may terminate this Policy at any time; provided, that the termination of this Policy would not cause the Company to violate any federal securities laws, or rules promulgated by the U.S. Securities and Exchange Commission or the Listing Standards.

Other Recovery Obligations; General Rights

The Board intends that this Policy shall be applied to the fullest extent of the law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with a Covered Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Covered Executive Officer to abide by the terms of this Policy. The clawback provisions in the 2012 Omnibus Equity Compensation Plan and the 2022 Omnibus Equity Compensation Plan shall apply to any Incentive-Based Compensation that is Received by a Covered Executive Officer prior to the Effective Date of this Policy. To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, any such amount recovered from a Covered Executive Officer will be credited to any recovery required under this Policy in respect of such Covered Executive Officer. The application and enforcement of this Policy does not preclude the Company from taking any other action to enforce a Covered Executive Officer’s obligations to the Company, including termination of employment or institution of legal proceedings. Nothing in this Policy restricts the Company from seeking recoupment under any other compensation recoupment Policy or any applicable provisions in plans, agreements, awards or other arrangements that contemplate the recoupment of compensation from a Covered Executive Officer. If a Covered Executive Officer fails to repay Erroneously Awarded Incentive-Based Compensation that is owed to the Company under this Policy, the Company shall take all appropriate action to recover such Erroneously Awarded Incentive-Based Compensation from the Covered Executive Officer, and the Covered Executive Officer may be required to reimburse the Company for all expenses (including legal expenses) incurred by the Company in recovering such Erroneously Awarded Incentive-Based Compensation.

Effective Date

This Policy shall be effective as of October 24, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is Received by Covered Executive Officers on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded or granted to Covered Executive Officers prior to the Effective Date.

Approved by First Community Bankshares, Inc. Board of Directors: October 24, 2023

First Community Bankshares, Inc.

Compensation Recoupment Policy

EXHIBIT A

FIRST COMMUNITY BANKSHARES, INC.

COMPENSATION RECOUPMENT POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the First Community Bankshares, Inc. (the “Company”) Compensation Recoupment Policy (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Incentive-Based Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy. The undersigned further acknowledges and agrees that the clawback provisions in the 2012 Omnibus Equity Compensation Plan and the 2022 Omnibus Equity Compensation Plan will continue to apply to any Incentive-Based Compensation (as defined in the Policy) received prior to the effective date of the Policy.

COVERED EXECUTIVE OFFICER

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